Exhibit No. 10(d)(*)

AMENDED AND RESTATED

SENIOR OFFICER EMPLOYMENT AND

DEFERRED COMPENSATION AGREEMENT

This SENIOR OFFICER EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT (this “Agreement”), is hereby amended and restated as of December 31, 2008 (the “Effective Date”), between REGIS CORPORATION, hereinafter referred to as the “Corporation,” and Gordon Nelson, hereinafter referred to as “Employee.”

WHEREAS, this Agreement was initially entered into as of April 14, 1998, and was last amended and restated June 29, 2007; and

WHEREAS, Employee and the Corporation wish to amend and restate this Agreement as of the date hereof to incorporate and supersede all prior amendments hereto and to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, IN CONSIDERATION of the mutual agreements hereinafter contained, the parties hereby agree as follows:

1.                                       Definitions.

“Aggregate Benefit” shall be an amount equal to the Employee’s Monthly Benefit multiplied by 240.

“Cause” shall mean: (a) (i) a felony conviction under any Federal or state statute which is materially detrimental to the financial interests of the Corporation, or (ii) willful non-performance by Employee of his material employment duties other than by reason of his physical or mental incapacity after reasonable written notice to Employee and reasonable opportunity (not less than thirty (30) days) to cease such non-performance; or (b) Employee willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Corporation.

“Change in Control” shall be deemed to have occurred at such time as any of the following events occur:

(a)                                  any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (b) applies;

(b)                                 consummation of (i) a merger or consolidation of the Corporation with or into another entity, (ii) a statutory share exchange or (iii) the acquisition by any person (as defined above) of all or substantially all of the assets of the Corporation (each, a “Business Combination”), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Corporation’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Corporation’s voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(c)                                  individuals who constitute the Corporation’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

“Discounted Vested Monthly Benefit” shall be an amount determined by discounting Employee’s Vested Monthly Benefit to present value based on the number of months between (a) the Employee’s age at the date of his Separation from Service or, if he elects to defer payment or commencement pursuant to subparagraph 6(d) of this Agreement, the date of payment or commencement, and (b) the date of Employee’s 65th birthday.  The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date in (a), above, of U.S. Treasury Notes with a maturity date nearest the date of the Employee’s 65th birthday.

“Good Reason”  shall mean the occurrence, without the express written consent of Employee, of any of the following: (a) any adverse alteration in the nature of Employee’s reporting responsibilities, titles, or offices, or any removal of Employee from, or any failure to reelect Employee to, any such positions, except in connection with a termination of the employment of Employee for Cause, permanent disability, or as a result of Employee’s death or a termination of employment by Employee other than for Good Reason; (b) a reduction by the Corporation in Employee’s base salary as then in effect; (c) failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which Employee is then participating; (d) any material breach by the Corporation of any provisions of the Agreement; (e) the requirement by the Corporation that Employee’s principal place of employment be relocated outside of a thirty (30) mile radius from its existing location; or (f) the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under the Agreement; provided that Employee notifies the Corporation of such condition set forth in clause (a), (b), (c), (d), (e) or (f) within 90 days of its initial existence and the Corporation fails to remedy such condition within 30 days of receiving such notice.

“Monthly Benefit” shall be an amount equal to the greater of (i) forty percent (40%) of Employee’s average monthly compensation, excluding bonuses, for the sixty (60) months immediately preceding Employee’s Separation From Service or disability (provided that for purposes of such calculation the Monthly Benefit shall be increased by Two Thousand Five Hundred Dollars ($2,500.00) unless Employee’s employment terminates on or before February 8, 2012 by the Company for Cause or by Employee without Good Reason), and (ii) Five Thousand Dollars ($5,000.00).

“Separation From Service” shall be a separation from service with the Corporation and its affiliates (other than due to death or disability) within the meaning of Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h).

“Vested Monthly Benefit” shall be a percentage of Employee’s Monthly Benefit determined on the basis of the number of Employee’s completed years of service with the Corporation according to the following schedule:

Years of Service	Percentage

Less than 7 years	0%
7 years	5%
8 years	10%
9 years	15%
10 years	20%
11 years	25%
12 years	30%
13 years	35%
14 years	40%
15 years	50%
16 years	60%
17 years	70%
18 years	80%
19 years	90%
20 or more years	100%

A year of service for purposes of vesting shall be a consecutive 12-month period during which Employee is employed by the Corporation.

2.                                       Employment.  The Corporation agrees to continue to employ Employee, and Employee agrees to continue to serve the Corporation, upon the terms and conditions hereinafter set forth.

3.                                       Term.  The employment of Employee pursuant to this Agreement has commenced as of the date of this Agreement and shall continue until terminated by either of the parties hereto. The parties agree and acknowledge that the employment of Employee pursuant to this Agreement is at will and may be terminated by either party without notice.  Notwithstanding the termination of employment of Employee, this Agreement shall remain in full force and effect during such time as Employee is or may be entitled to any Monthly Benefit under this Agreement.

4.                                       Duties.  Employee agrees to serve the Corporation faithfully and to the best of his ability under the direction of the President and the Board of Directors of the Corporation, devoting his entire business time, energy and skill to such employment, and to perform from time to time such services and act in such office or capacity as the President and the Board of Directors shall request.

5.                                       Compensation.  The Corporation agrees to pay to Employee during the term of his employment hereunder as salary for his full time active services such compensation as may be mutually agreed upon from time to time.

6.                                       Deferred Compensation.  The Corporation shall pay to Employee, if living, or, in the event of his death, to Employee’s surviving spouse, or to such other person or persons as Employee shall have designated in writing (or in the absence of either, to Employee’s estate) (the “Beneficiary”), the following sums upon the terms and conditions and for the periods hereinafter set forth:

a]                                         Payments upon Retirement.  On the last day of the month next following the month in which Employee has a Separation From Service with the Corporation at or after age 65, or upon the last day of the month next following the month in which he reaches age 65 if he is then disabled within the meaning of subparagraph (c), the Corporation shall pay to Employee a lump sum cash payment of an amount equal to the present value of his Vested Monthly Benefit.  For the purpose of determining the present value, the following assumptions shall apply:

(1)                                  Interest: Payments shall be discounted to present value at a rate of interest equal to the yield to maturity of 30-year U.S. Treasury Notes as of the Employee’s Separation From Service.

(2)                                  Payment Duration:  It shall be assumed that payments of the Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 6(a), Employee shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with a Separation From Service at or after age 65, to have his Vested Monthly Benefit paid in monthly payments rather than the lump-sum described above, provided (x) Employee makes such written election more than 12 months before Employee attains age 65 (y) such election is not effective for 12 months, and (z) the first installment of the Vested Monthly Benefit is paid five years after the month next following the month of such Separation From Service (or if earlier, upon death or disability pursuant to subparagraphs 6(b) and 6(c), respectively).  Pursuant to (and subject to the requirements of) transitional relief  provided with respect to initial and redeferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86, any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If this election is made, the Vested Monthly Benefit will be paid for two hundred and forty (240) months.  If Employee dies before receiving all two hundred and forty (240) monthly payments specified herein, the Corporation shall pay to Employee’s Beneficiary the remaining unpaid monthly payments as they become due as provided above.

b]                                    Payments upon Death before Separation.  If the Employee dies while employed by the Corporation, during the first six (6) months of disability, or while disability payments are being paid under subparagraph (c), the Corporation shall pay to Employee’s Beneficiary a lump sum cash payment of an amount equal to the present value of Employee’s Monthly Benefit (based on the assumptions listed in subparagraph (a), but with the 30-year Treasury Note rate determined at the Employee’s death), provided, however, that if Employee elected to receive monthly payments rather than a lump sum (as provided under subparagraph (a) and (d), as applicable based on the age of the Employee at death), the Corporation shall pay to Employee’s Beneficiary Employee’s full Monthly Benefit for two hundred and forty (240) months.  The lump sum payment or the first monthly payment, as applicable, shall be paid within thirty (30) days after Employee’s death.

c]                                     Payments during Disability.  In addition to the payments provided in subparagraphs (a) and (b), should Employee become disabled while employed by the Corporation, and such disability continues for a period of six months, the Corporation shall pay to Employee his Monthly Benefit during each month that Employee remains disabled until he attains age 65 or until his death prior to attaining such age, at which time the payment provided in subparagraph (a) or  (b), as applicable, shall be paid or begin (in the case of a sump sum, the 30-year Treasury Note rate shall be determined at age 65 or death, as applicable).  The first payment under this subparagraph (c) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter.  Payments shall be made under this subparagraph (c) only if Employee is disabled within the meaning of the disability clause of an applicable policy’s waiver of premium provision and within the meaning of “disability” as set forth in Treas. Reg. Section 1.409A—3(i)(4).

d]                                    Early Separation

(i)                                     In the event Employee has a Separation From Service  with the Corporation before reaching age 65 (unless the Employee is terminated by the Corporation for Cause, or if the separation is by reason of disability pursuant to subparagraph (c), or by reason of death), then on the last day of the month next following the month of Employee’s Separation From Service, the Corporation shall pay to Employee a lump sum cash payment of an amount equal to the present value of his Discounted Vested Monthly Benefit.  For the purpose of determining the present value, the following assumptions shall apply:

(1)                                  Interest: Payments shall be discounted to present value at a rate of interest equal to the yield to maturity of 30-year U.S. Treasury Notes as of the Employee’s Separation From Service.

(2)                                  Payment Duration:  It shall be assumed that payments of the Discounted Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 6(d)(i), Employee shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with Employee’s Separation From Service prior to age 65, to (i) be paid the lump sum cash payment on the basis of his Vested Monthly Benefit rather than the Discounted Vested Monthly Benefit (or based on his Discounted Vested Monthly Benefit but commencing at a later date if the payment date is prior to age 65), and/or (ii) to be paid in monthly payments rather than the lump-sum described above, provided (x) Employee makes such written election more than 12 months before Employee’s Separation From Service (y) such election is not effective for 12 months following the date the election is made, and (z) the first installment of the Monthly Benefit (or the lump sum payment as applicable) is paid no earlier than five years after the month next following the month of Employee’s Separation From Service (or if earlier, upon death or disability pursuant to subparagraphs 6(b) and 6(c), respectively).  Pursuant to (and subject to the requirements of) transitional relief  provided with respect to initial and redeferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86, any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If monthly payments are elected, the Vested Monthly Benefit (or the Discounted Vested Monthly Benefit (if payment commences prior to age 65)) will be paid for two hundred and forty (240) months.  If Employee dies before receiving all two hundred and forty (240) monthly payments specified herein, the Corporation shall pay to Employee’s Beneficiary the remaining unpaid monthly payments as they become due as provided above.

(ii)                                  If Employee’s employment is terminated (i) for any reason after February 8, 2012 but before reaching age 65, or (ii) on or prior to February 8, 2012 by Employee with Good Reason, due to death or Disability, or by the Corporation without Cause, then in satisfaction of any continuation coverage Employee may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period commencing on such termination of employment and continuing through Employee’s attainment of age 65 (or with respect to Employee’s wife, Beverly A. Nelson (“Employee’s wife”), through her attainment of age 65), Employee and Employee’s wife shall each be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that each had received immediately prior to Employee’s termination of employment, as if Employee had continued to be an executive employee of the Corporation.  In the event that Employee or Employee’s wife is ineligible under the terms of such health or other insurance or applicable law to continue to be so covered without the imposition of adverse tax consequences on Employee, the Corporation, at its option, shall provide Employee or Employee’s wife with substantially equivalent coverage through other sources or will reimburse Employee or Employee’s wife (as applicable) for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that Employee obtains for the payment period.  Any such reimbursement shall be paid by December 31 of the calendar year following the year in which Employee pays such premiums.

e]                                      Termination for Cause.  If Employee’s employment with the Corporation is terminated at any time for Cause, the Corporation shall have no obligation to make any payments to Employee or his Beneficiary under this Agreement and all future payments shall be forfeited.

The Corporation is the owner and beneficiary of certain insurance policies on Employee’s life and insuring against Employee’s disability.  No payments shall be required under subparagraphs (a), (b), (c) or (d)(i) of this paragraph, if because of any act by Employee, either (i) the applicable policy is canceled by the insurance company issuing such policy or (ii) the insurance company refuses to pay the proceeds of said policy.  The provisions of the preceding sentence shall be inapplicable and of no further force or effect upon and after a Change in Control.

Notwithstanding the foregoing provisions of this paragraph 6 or paragraph 7, to the extent required in order to be made without triggering any tax or penalty under Section 409A of the Code if Employee is a “specified employee” for purposes of Section 409A of the Code, amounts that would otherwise be payable under this paragraph 6 during the six-month period immediately following the Employee’s Separation From Service shall instead be paid on the first business day after the date that is six months following Employee’s Separation From Service, or, if earlier, the date of Employee’s death.

7.                                       Change in Control.

(a)                                   Notwithstanding any other provision of the Agreement, in the event that Employee’s employment is terminated by the Corporation without Cause or by Employee with Good Reason within two years after a Change in Control, Employee shall be paid, within thirty (30) days after such employment termination, an amount equal to three times the sum of (i) Employee’s annual base salary, and (ii) the largest annual bonus paid to or earned by Employee during the thirty-six (36) months immediately preceding the Change in Control.

(b)                                  Notwithstanding any other provision of the Agreement, if Employee’s employment with the Corporation terminates following a Change in Control, whether such termination is initiated by Employee or by the Corporation (unless the termination is by the Corporation for Cause), the lump sum benefit payable under Section 6(a) or (d), as applicable, will equal the Employee’s Aggregate Benefit (without any reduction for vesting or for discounting).

(c)                                   Upon a Change in Control, Employee automatically shall receive 40,000 shares of the Corporation’s common stock free of any restrictions on exercisability (except as may be imposed by law).  Any such shares awarded under this subparagraph 7(c) shall be subject to automatic adjustment by the appropriate Board committee or its delegate to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since the date hereof.

(d)                                  In addition to the payments and stock grant provided in subparagraphs 7(a), (b) and (c) above, and at the time such payments and grant are made to Employee, the Corporation shall pay to Employee an amount equal to any excise tax imposed on Employee by Section 4999 of the Code and by any comparable and applicable state tax law (collectively, “Excise Taxes”), as a result of the payments and stock grant provided in subparagraphs 7(a), (b) and (c) and as a result of any accelerated vesting of Employee’s options to acquire shares of the Corporation, and shall further pay to Employee on a “grossed-up” basis all additional federal and state income taxes and Excise Taxes payable by Employee as a result of the payments provided in this subparagraph 7(d), so that the net after-tax amount received by Employee pursuant to this paragraph 7 is equal to the amount that Employee would have received if no Excise Taxes had been imposed on income received by or imputed to Employee by reason of the payments or stock grant pursuant to paragraph 7 hereof or by reason of accelerated vesting of Employee’s options.  All amounts payable pursuant to this subparagraph 7(d) shall be paid by the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.

All payments required by this paragraph 7 shall be in addition to, and not in lieu of, any other payments to which Employee is entitled under any other agreement with the Corporation.

The amounts paid to Employee pursuant to this paragraph shall be in consideration of Employee’s past services to the Corporation and Employee’s continued services from the date of this amendment.  The payments required hereunder shall not be reduced or offset by any future earnings by Employee.

8.                                       Restrictive Covenant.

a]                                     Employee expressly agrees, as a condition to the performance by the Corporation of its obligations hereunder, that during the term of this Agreement and during the further period that such payments to him are provided by this Agreement, or, if longer, for a period of twenty-four (24) months following Employee’s Separation From Service with the Corporation, he will not, directly or indirectly, own any interest in, render any services of any nature to, become employed by, or participate or engage in the licensed beauty salon business, except with the prior written consent of the Corporation.

b]                                    If Employee voluntarily incurs a Separation From Service with the Corporation, and Employee violates the restrictive covenant set forth in subparagraph (a) above during the first twenty-four (24) months after such Separation From Service, and such violation continues for thirty (30) days after Employee is notified in writing by the Corporation that Employee is in violation of the restrictive covenant, then the Corporation shall have no further obligation to make any payments to Employee under this Agreement and all such future payments shall be forfeited.  If such violation occurs after twenty-four (24) months after such termination and continues for thirty (30) days after notice as provided hereinabove, Employee shall forfeit one (1) month of Employee’s Vested Monthly Benefit for each month that Employee is in violation of the restrictive covenant.

c]                                     If Employee’s employment with the Corporation is terminated by the Corporation without Cause, and if Employee at any time after such termination continues to violate the restrictive covenant for thirty (30) days after being notified in writing by the Corporation that Employee is in violation of the restrictive covenant, Employee shall forfeit one (1) month of Employee’s Vested Monthly Benefit for each month or portion of a month that Employee continues in violation of the restrictive covenant.

d]                                    The provisions of paragraph 8 of the Agreement shall be inapplicable and of no further force or effect upon and after a Change in Control.

9.                                       Trust Agreement.  The Corporation has established a Trust Agreement under the Regis Corporation Deferred Compensation Agreement and said Trust Agreement is hereby incorporated by reference into this Agreement and made a part hereof.

10.                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.

11.                                 Arbitration.  All controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Minneapolis, Minnesota, administered by the American Arbitration Association under its then current Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in the District Court of Hennepin County, Minnesota.

12.                                 Prohibition against Assignment.  Employee agrees, on behalf of himself and his personal representatives, and any other person claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Employee or any person claiming under him by virtue of this Agreement, and shall not be subject to execution, attachment, garnishment or similar process.

13.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any successor shall be deemed substituted for the Corporation under the terms of this Agreement.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

14.                                 Prior Agreements.  This Agreement supersedes all prior Employment and Deferred Compensation Agreements, and any amendments or supplements thereto, between the parties to this Agreement.

15.                                 Consulting Arrangement.  Within 60 days after Employee’s termination of employment with the Corporation (other than for Cause, by reason of death or Disability, or, on or prior to February 8, 2012, by Employee without Good Reason), the Corporation and Employee shall enter into a three-year consulting agreement with regard to the Corporation’s DVD training program (or its successor) on terms to be reasonably and mutually agreed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein
Paul D. Finkelstein, Chairman of the Board of Directors, President and Chief Executive Officer

/s/ Gordon Nelson
Gordon Nelson